Exhibit 99.1

EXCERPTS FROM PRELIMINARY FINANCING MATERIALS,

DATED AUGUST 3, 2016

Unless the context otherwise requires or unless specified otherwise, Westlake,” the “Company,” “we,” “us,” “our” and “our company” refer to Westlake Chemical Corporation, a Delaware corporation, and its consolidated subsidiaries. “Axiall” refers to Axiall Corporation, a Delaware corporation, and its consolidated subsidiaries. As used in these excerpts, the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of June 10, 2016, by and among Westlake, Axiall, and Lagoon Merger Sub, Inc. (a newly formed Delaware corporation that is a wholly-owned subsidiary of Westlake); the term “Merger” refers to the proposed acquisition by Westlake of Axiall pursuant to the Merger Agreement; and the term “Transactions” refers to the Merger and the following debt financing transactions undertaken in connection with the Merger: the establishment of a new revolving credit agreement (the “Revolving Credit Agreement”), the offering of senior debt securities and the use of proceeds from such offering and the Axiall Notes Exchange (as defined herein). You should not assume that the information set forth below is accurate as of any date other than August 3, 2016.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding Westlake Chemical Corporation’s (“Westlake”) proposed transaction to acquire Axiall Corporation (“Axiall”) (including financing of the proposed transaction and the benefits, results, effects and timing thereof), all statements regarding Westlake’s and Axiall’s (and Westlake’s and Axiall’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, estimated synergies from the proposed transaction and statements containing the use of forward-looking words, such as “may,” “will,” “could,” “would,” “should,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “approximate,” “intend,” “upside,” and the like, or the use of future tense. Statements contained herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of Westlake and Axiall (and the combined businesses of Westlake and Axiall), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Westlake or Axiall based upon currently available information. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Westlake’s and/or Axiall’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Westlake and/or Axiall are unable to predict or control, that may cause Westlake’s and/or Axiall’s actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in Westlake’s and/or Axiall’s filings with the Securities and Exchange Commission (the “SEC”).

Risks and uncertainties related to the proposed business combination transaction include, but are not limited to: (i) the ultimate outcome of the proposed transaction between Westlake and Axiall and the potential negative impact on Westlake’s share price and future business and financial results if the transaction is not consummated, (ii) the ultimate outcome and results of integrating the operations of Westlake and Axiall if a transaction is consummated, (iii) the ability to obtain regulatory approvals and meet other closing conditions to the proposed transaction, including any necessary stockholder approvals, (iv) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction, (v) competitive responses to the announcement or completion of the proposed transaction, costs and difficulties related to the integration of Axiall’s businesses and operations with Westlake’s businesses and operations, (vi) the inability to obtain, or delays in obtaining, cost savings and synergies from the proposed transaction, (vii) uncertainties as to whether the completion of the proposed transaction will have the accretive effect on Westlake’s earnings or cash flows that are expected, (viii) unexpected costs, liabilities, charges or expenses resulting from the proposed transaction, (ix) litigation relating to the proposed transaction, (x) the inability to retain key personnel, (xi) potential adverse effects on Westlake’s ability to operate Westlake’s business due to the increase in Westlake’s overall debt level contemplated by the proposed transaction, (xii) potential diminished productivity due to the impact of the potential transaction on Westlake’s and/or Axiall’s current and prospective employees, key management, customers, suppliers and business partner and (xiii) any changes in general economic and/or industry-specific conditions.

In addition to the factors set forth above, other factors that may affect Westlake’s and/or Axiall’s plans, results or stock price are set forth in Westlake’s and Axiall’s respective Annual Reports on Form 10-K and reports on Forms 10-Q and 8-K.

Many of these factors are beyond Westlake’s and/or Axiall’s control. Westlake and Axiall caution investors that any forward-looking statements made by Westlake and/or Axiall are not guarantees of future performance. Westlake and Axiall do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Revolving Credit Agreement

On July 21, 2016, the Company entered into a letter agreement (the “Revolver Commitment Letter”), with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which JPMorgan has agreed to structure, arrange and syndicate a senior unsecured five-year revolving credit facility (the “Revolving Credit Agreement”) in the aggregate principal amount of up to $1,000,000,000 and to commit to provide up to $250,000,000 of the Revolving Credit Agreement. Up to $200,000,000 of the proposed Revolving Credit Agreement would be available for the issuance of letters of credit and up to $50,000,000 of the Revolving Credit Agreement would be available for swing line loans that could be drawn on same-day notice. The Revolving Credit Agreement would be used to fund a portion of the consideration to be paid under the Merger Agreement and related fees and expenses, and otherwise for general corporate purposes and working capital needs. The closing of the Revolving Credit Agreement is contingent on the satisfaction of certain conditions set forth in the Revolver Commitment Letter, including the receipt of commitments to lend from lenders. Upon the execution of the definitive documentation, Westlake would terminate its Third Amended and Restated Credit Agreement, dated as of July 17, 2014, by and among us, the financial institutions party thereto, as lenders, Bank of America, N.A., as agent, and certain of our domestic subsidiaries, as borrowers, providing for a $400,000,000 senior secured revolving credit facility (the “Secured Credit Facility”).

Exchange Offers and Consent Solicitations of Axiall Notes

As part of the Transactions, we anticipate conducting private exchange offerings not registered under the Securities Act (the “Axiall Notes Exchange”), under which we would offer to exchange newly issued series of Westlake exchange notes (the “Westlake Exchange Notes”) for the corresponding series of (i) $688.0 million aggregate principal amount of 4.625% senior unsecured notes due 2021, guaranteed by Axiall and certain of its subsidiaries, and issued by Axiall’s wholly-owned subsidiary, Eagle Spinco Inc. (the “4.625% Axiall Notes”), and (ii) $450.0 million aggregate principal amount of 4.875% senior unsecured notes due 2023, issued by Axiall (the “4.875% Axiall Notes” and, together with the 4.625% Axiall Notes, the “Axiall Notes”), to the extent the Axiall Notes are held by qualified institutional buyers (as defined in Rule 144A under the Securities Act) or by holders that are not U.S. persons (as defined in Regulation S under the Securities Act). Each series of Westlake Exchange Notes will have interest rate provisions, interest payment dates and maturity dates identical to the corresponding series of Axiall Notes being exchanged.

In connection with the Axiall Notes Exchange, we also plan to solicit consents to certain proposed amendments to the indentures governing the Axiall Notes from eligible Axiall noteholders to eliminate certain covenants, restrictive provisions and events of default from such indentures. This description of the Axiall Notes Exchange is not an offer to issue any Westlake Exchange Notes in exchange for Axiall Notes, which offer will only be made by a confidential offering memorandum and consent solicitation statement that will be made available to eligible Axiall noteholders described above. The completion of the Axiall Notes Exchange and related consent solicitations will be subject to, among other things, the completion of certain of the Transactions. Neither the Transactions nor this offering is subject to the completion of the Axiall Notes Exchange and related consent solicitations.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF WESTLAKE

The following table sets forth our summary historical financial data as of and for each of the fiscal years ended December 31, 2015, 2014, and 2013 and as of and for the three months ended March 31, 2016 and 2015. The data as of and for the three months ended March 31, 2016 and 2015 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial data, in the opinion of management, reflect all adjustments, including normal recurring items, that are necessary to present fairly the results for the interim periods. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year or for any future periods.

The summary historical financial data should be read in conjunction with the section titled “Selected Historical Financial Data of Westlake” in this offering memorandum and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our historical consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and incorporated by reference herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 and incorporated by reference herein.

The summary unaudited pro forma condensed combined financial information presented below for the twelve months ended March 31, 2016 should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial statements for the year ended December 31, 2015 and the three months ended March 31, 2016, appearing in “Unaudited Pro Forma Condensed Combined Financial Statements” and the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial information presented below is based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Westlake and Axiall for the applicable periods, which have been incorporated by reference into this offering memorandum.

	Year ended December 31,			Three months ended March 31,		Pro Forma Twelve Months Ended March 31,
	2015	2014	2013	2016	2015	2016
(dollars in thousands)
Statements of Operations Data:
Net sales	$4,463,336	$4,415,350	$3,759,484	$975,187	$1,103,531	$7,592,621
Cost of sales	3,278,145	3,098,000	2,658,046	719,602	818,985	6,038,706

Gross profit	1,185,191	1,317,350	1,101,438	255,585	284,546	1,553,915
Selling, general and administrative expenses	225,364	193,359	147,974	53,309	55,266	515,032
Restructuring and divestiture costs	—	—	—	—	—	59,300
Integration-related costs and other, net	—	—	—	—	—	14,300
Goodwill impairment charges	—	—	—	—	—	864,100
Fees associated with unsolicited offer and strategic alternatives	—	—	—	—	—	5,200

Income from operations	959,827	1,123,991	953,464	202,276	229,280	95,983
Other income (expense)
Interest expense	(34,656)	(37,352)	(18,082)	(6,685)	(9,591)	(149,466)
Other income (expense), net	38,270	(2,721)	6,790	2,645	9,096	32,386

Income (loss) before income taxes	963,441	1,083,918	942,172	198,236	228,785	(21,097)
Provision for income taxes	298,396	398,902	331,747	69,300	78,378	216,085

Net income (loss)	665,045	685,016	610,425	128,936	150,407	(237,182)
Income (loss) attributable to non-controlling interest	19,035	6,493	—	5,808	4,065	(1,422)

Net income (loss) attributable to Westlake	$646,010	$678,523	$610,425	$123,128	$146,342	$(235,760)

	Year ended December 31,			Three months ended March 31,		Pro Forma Twelve Months Ended March 31,
	2015	2014	2013	2016	2015	2016
Balance Sheet Data (end of period):
Cash and cash equivalents	$662,525	$880,601	$461,301	$614,976	$945,649	$441,083
Working Capital(1)	1,652,547	1,474,107	1,244,224	1,685,573	1,548,955	1,287,057
Total assets	5,569,285	5,213,990	4,060,909	5,724,401	5,179,785	10,254,883
Long-term debt	758,148	763,997	763,879	758,300	764,027	3,476,316
Stockholders’ equity	3,265,878	2,911,511	2,418,603	3,406,526	2,979,858	3,326,128
Other Financial Data:
Net cash provided by (used for):
Operating activities	$1,078,836	$1,032,376	$752,729	$128,935	$190,556
Investing activities	(1,006,176)	(773,205)	(1,002,238)	(147,221)	(96,655)
Financing activities	(286,812)	164,640	(79,268)	(33,121)	(25,664)
Depreciation and amortization	245,757	208,486	157,808	65,714	58,641	$464,343
Capital expenditures	(491,426)	(431,104)	(679,222)	(136,328)	(95,822)
EBITDA(2)	1,243,854	1,329,756	1,118,062	270,635	297,017	592,712
Net External Sales
Olefins
Polyethylene	$1,650,964	$1,922,535	$1,750,292	$346,032	$409,432
Styrene, feedstock and other	609,149	801,155	803,377	84,988	173,645

Total Olefins	2,260,113	2,723,690	2,553,669	431,020	583,077

Vinyls
PVC, caustic soda and other	1,718,359	1,203,332	800,658	430,902	416,988
Building products	484,864	488,328	405,157	113,265	103,466

Total Vinyls	2,203,223	1,691,660	1,205,815	544,167	520,454

Total	$4,463,336	$4,415,350	$3,759,484	$975,187	$1,103,531

(1)	Working capital equals current assets less current liabilities.
(2)

EBITDA (a non-GAAP financial measure) is calculated as net income before interest expense, income taxes, depreciation and amortization. For this purpose a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this offering memorandum because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this offering memorandum may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. The following table reconciles EBITDA to net income:

Reconciliation of EBITDA to Net Income

	Year Ended December 31,			Three Months Ended March 31,		Pro Forma Twelve Months Ended March 31,
(in thousands)	2015	2014	2013	2016	2015	2016
EBITDA	$1,243,854	$1,329,756	$1,118,062	$270,635	$297,017	$592,712
Less: Provision for income taxes	298,396	398,902	331,747	69,300	78,378	216,085
Less: Interest expense	34,656	37,352	18,082	6,685	9,591	149,466
Plus: Interest income	—	—	—	—	—	—
Less: Depreciation and Amortization	245,757	208,486	157,808	65,714	58,641	464,343

Net Income (loss)	665,045	685,016	610,425	128,936	150,407	(237,182)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On June 10, 2016, Westlake Chemical Corporation, a Delaware corporation (“Westlake”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Axiall Corporation, a Delaware corporation (“Axiall”), and Lagoon Merger Sub, Inc., a newly formed Delaware corporation that is a wholly-owned subsidiary of Westlake (“Merger Sub”). The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, for the merger of Merger Sub with and into Axiall (the “Merger”), with Axiall surviving the Merger as a wholly-owned subsidiary of Westlake.

Set forth below are the unaudited pro forma condensed combined balance sheet as of March 31, 2016 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2016 and for the year ended December 31, 2015 (together with the notes to the unaudited pro forma financial statements, the “pro forma financial statements”), that have been derived from the historical consolidated financial statements of Westlake and Axiall after giving pro forma effect to the Merger and related financing transactions to be entered concurrently with the Merger.

These unaudited pro forma financial statements should be read in conjunction with the unaudited consolidated financial statements of Westlake and Axiall, as of and for the three months ended March 31, 2016, and the audited consolidated financial statements of operations of Westlake and Axiall, for the year ended December 31, 2015.

The unaudited pro forma financial statements give effect to the Merger in accordance with the acquisition method of accounting for business combinations. The pro forma adjustments made herein are directly attributable, factually supportable, and with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed combined balance sheet is presented as if the Merger and related financing transactions took place as of March 31, 2016. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2016 and the year ended December 31, 2015 are presented as if the Merger and related financing transactions occurred on January 1, 2015.

Until the Merger is completed, both companies are limited in their ability to share information with each other. Therefore, the preliminary purchase price allocation was based on discussions with Axiall’s management, Westlake’s historical experience, data that was available through publicly available information and Westlake’s due diligence review of Axiall’s business. Each of the adjustments is preliminary and is based on certain estimates and currently available information and is subject to further adjustments as additional information becomes available and as additional analyses are performed. Management believes that all significant adjustments necessary to reflect the effects of the Merger and related financing transactions are included in the accompanying unaudited pro forma financial statements and are deemed to be reasonable.

Upon completion of the Merger, additional valuation procedures are expected to be performed and any increases or decreases in the fair value of the assets acquired or liabilities assumed will result in adjustments to the unaudited pro forma financial statements until the purchase price allocation is finalized. These adjustments could be material.

The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma financial statements and are not necessarily indicative of what the actual consolidated financial position or results of operations of Westlake and Axiall would have been as of and for the periods presented, nor does it purport to represent the future consolidated financial position or results of operations of Westlake and Axiall.

The unaudited pro forma financial statements do not reflect the impact of any potential cost savings or efficiencies that Westlake may achieve from the combination of the two entities.

Below are the pro forma financial information and related notes thereto which give effect to the Merger and related financing transactions.

WESTLAKE CHEMICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2016

(In thousands of dollars)

	Historical		Pro Forma
	Westlake Chemical Corporation	Axiall Corporation	Adjustments Note 3			Combined
ASSETS
Current assets
Cash and cash equivalents	$614,976	$201,400	$(375,293)	(a	)	$441,083
Marketable securities	525,008	—	(525,008)	(a	)	—
Accounts receivable—net	549,037	381,200	30,935	(g	)	961,172
Inventories	478,656	307,200	61,600	(b	)	847,456
Prepaid expenses and other current assets	24,057	69,100	—			93,157
Current assets of discontinued operations	—	600	—			600

Total current assets	2,191,734	959,500	(807,766)			2,343,468
Property, plant and equipment, net	3,114,821	1,539,800	418,840	(c	)	5,073,461
Equity investments	9,431	—	—			9,431
Other assets, net
Goodwill	—	856,200	598,740	(d	)	1,454,940
Customer relationships—net	—	938,900	(38,900)	(e	)	900,000
Intangible assets—net	213,508	62,000	5,984	(e	)	281,492
Deferred charges and other assets—net	194,907	70,100	(72,916)	(m	)	192,091

Total other assets—net	408,415	1,927,200	492,908			2,828,523

Total assets	$5,724,401	$4,426,500	$103,982			$10,254,883

LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$257,384	$260,300	$12,800	(h	)	$530,484
Interest payable	—	12,800	(12,800)	(h	)	—
Income tax payable	—	2,300	(2,300)	(g	)	—
Accrued compensation	—	38,000	(38,000)	(h	)	—
Accrued liabilities	248,777	84,400	38,000	(h	)	371,177
Current liabilities of discontinued operations	—	5,500	—			5,500
Current portion of long term debt	—	2,500	146,750	(f	)	149,250

Total current liabilities	506,161	405,800	144,450			1,056,411
Long term debt, net	758,300	1,364,600	1,353,416	(f	)	3,476,316
Lease financing obligation	—	46,900	(46,900)	(k	)	—
Deferred income taxes	609,752	678,700	239,745	(g	)	1,528,197
Pension and other post retirement obligations	—	193,800	152,696	(i	)	346,496
Other liabilities	145,786	124,800	(124,127)	(h	)	146,459

Total liabilities	2,019,999	2,814,600	1,719,280			6,553,879

Stockholder’s equity
Common stock	1,347	700	(700)	(j	)	1,347
Common stock, held in treasury, at cost	(256,459)	—	—			(256,459)
Additional paid-in capital	542,886	2,288,200	(2,288,200)	(j	)	542,886
Retained earnings	3,209,415	(657,900)	592,077	(n	)	3,143,592
Accumulated other comprehensive loss	(90,663)	(96,100)	81,525	(o	)	(105,238)

Total stockholder’s equity	3,406,526	1,534,900	(1,615,298)			3,326,128
Non-controlling interests	297,876	77,000	—			374,876

Total equity	3,704,402	1,611,900	(1,615,298)			3,701,004

Total liabilities and equity	$5,724,401	$4,426,500	$103,982			$10,254,883

See notes to the unaudited pro forma condensed combined financial statements.

WESTLAKE CHEMICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2016

(In thousands of dollars, except per share data and share amounts)

	Historical		Pro Forma
	Westlake Chemical Corporation	Axiall Corporation(1)	Adjustments Note 3			Combined
Net sales	$975,187	$699,200	$—			$1,674,387
Cost of sales	719,602	619,000	(7,247)	(l	)	1,331,355

Gross profit	255,585	80,200	7,247			343,032
Selling, general and administrative expenses	53,309	70,100	(348)	(c	)	124,801
			(1,389)	(e	)
			3,129	(i	)
Restructuring and divestiture cost	—	36,700	—			36,700
Integration-related costs and other, net	—	3,400	—			3,400
Strategic alternatives	—	5,200	—			5,200

Income/(loss) from operations	202,276	(35,200)	5,855			172,931
Other income (expense)
Interest expense	(6,685)	(17,000)	(12,639)	(f	)	(36,324)
Other income, net	2,645	—	1,567	(p	)	4,212
Foreign currency exchange loss	—	(900)	—			(900)

Income/(loss) before income taxes	198,236	(53,100)	(5,217)			139,919
Provision for/benefit from income taxes	69,300	(22,800)	(2,124)	(g	)	44,376

Net income from continuing operations	128,936	(30,300)	(3,093)			95,543
Net income attributable to non-controlling interest	5,808	300	—			6,108

Net income/(loss) attributable to Westlake	$123,128	$(30,600)	$(3,093)			$89,435

Earnings/(loss) per common share:
Basic	$0.94	$(0.43)				$0.68

Diluted	$0.94	$(0.43)				$0.68

Weighted average common shares outstanding
Basic	130,189,964	70,600,000				130,189,964

Diluted	130,600,514	70,600,000				130,600,514

(1)	The historical financial information presented for Axiall Corporation does not reflect amounts for discontinued operations as it is not expected to have a continuing impact on Westlake’s operations.

See notes to the unaudited pro forma condensed combined financial statements.

WESTLAKE CHEMICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

(In thousands of dollars, except per share data and share amounts)

	Historical		Pro Forma
	Westlake Chemical Corporation	Axiall Corporation(1)	Adjustments Note 3			Combined

Net sales	$4,463,336	$3,361,100	$(31,350)	(l	)	$7,793,086
Cost of sales	3,278,145	2,968,900	(62,351)	(l	)	6,184,694

Gross profit	1,185,191	392,200	31,001			1,608,392
Selling, general and administrative expenses	225,364	299,700	(1,468)	(c	)	521,325
			(5,956)	(e	)
			3,685	(i	)
Restructuring and divestiture cost	—	23,300	—			23,300
Integration-related costs and other, net	—	16,000	—			16,000
Goodwill impairment charges	—	864,100	—			864,100

Income/(loss) from operations	959,827	(810,900)	34,740			183,667
Other income (expense)
Interest expense	(34,656)	(78,100)	(39,335)	(f	)	(152,091)
Other income, net	38,270	—	—			38,270
Debt refinancing costs	—	(3,200)	—			(3,200)
Foreign currency exchange loss	—	(1,200)	—			(1,200)
Interest income	—	400	—			400

Income/(loss) before income taxes	963,441	(893,000)	(4,595)			65,846
Provision for/benefit from income taxes	298,396	(43,900)	(2,518)	(g	)	251,978

Net income/(loss) from continuing operations	665,045	(849,100)	(2,077)			(186,132)
Net income/(loss) attributable to non-controlling interest	19,035	(20,700)	—			(1,665)

Net income/(loss) attributable to Westlake	$646,010	$(828,400)	$(2,077)			$(184,467)

Earnings/(loss) per common share
Basic	$4.88	$(11.76)				$(1.39)

Diluted	$4.86	$(11.76)				$(1.39)

Weighted average common shares outstanding
Basic	131,823,707	70,400,000				131,823,707

Diluted	132,301,812	70,400,000				132,301,812

(1)	The historical financial information presented for Axiall Corporation does not reflect amounts for discontinued operations as it is not expected to have a continuing impact on Westlake’s operations.

See notes to the unaudited pro forma condensed combined financial statements.

WESTLAKE CHEMICAL CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands of dollars, except per share data and share amounts)

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements (“pro forma financial statements”) were prepared using the acquisition method of accounting, and are based on the historical financial statements of Westlake and Axiall after giving effect to the Merger and related financing transactions to be entered concurrently with the Merger.

The unaudited pro forma condensed combined balance sheet (“pro forma balance sheet”) is presented “as if” the Merger had occurred on March 31, 2016. The unaudited pro forma condensed combined statements of operations (“pro forma statements of operations”) for the three months ended March 31, 2016 and the year ended December 31, 2015 are presented “as if” the Merger had occurred on January 1, 2015, representing the beginning of the earliest period presented.

Westlake performed certain procedures for the purpose of identifying material differences in significant accounting policies between Westlake and Axiall and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Westlake involved a review of Axiall’s publicly disclosed summary of significant accounting policies, including those disclosed in Axiall’s Annual Report on Form 10-K for the year ended December 31, 2015 and preliminary discussion with Axiall management regarding Axiall’s significant accounting policies to identify material differences.

2.	PURCHASE PRICE ALLOCATION

The Merger has been accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Merger date. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded at the effective time of the Merger at their respective fair values and added to those of Westlake.

At the effective time of the Merger, each outstanding share of Axiall common stock (other than Axiall excluded shares) will be cancelled and converted into the right to receive $33.00 in cash, without interest. Based on the number of shares of Axiall common stock outstanding as of July 10, 2016 (the most recent practicable date prior to the date of this offering memorandum), the total consideration would have been approximately $3,573,967.

The following is a preliminary estimate of the purchase consideration to be paid to effect the Merger (in thousands, except per share data):

Purchase Consideration
Preacquisition stock purchase:
Offer per share	$33
Multiplied by number of shares acquired	3,100

Fair value of Axiall shares outstanding owned by Westlake	$102,300

Estimated closing stock purchase:
Offer per share	$33
Multiplied by number of shares outstanding	69,341

Fair value of Axiall shares outstanding not already owned by Westlake	$2,288,253

Total fair value of consideration	$2,390,553
Plus: Axiall debt to be repaid at acquisition	1,384,814
Less: Cash acquired as of acquisition date	201,400

Total consideration	$3,573,967

Axiall’s debt will be assumed by Westlake in the Merger and repaid as a part of the Merger Agreement. Therefore, the assumption has been included in the total purchase consideration. The total purchase consideration of approximately $3,573,967 was allocated to the pro forma assets acquired and liabilities assumed based on a preliminary estimate of their fair values as if the Merger had taken place on March 31, 2016.

The information below represents the preliminary purchase price allocation of Axiall:

Total estimated consideration transferred	$3,573,967

Accounts receivable—net	381,200
Inventories	368,800
Prepaid expenses and other current assets	69,100
Current assets of discontinued operations	600
Plant, property and equipment—net	1,958,640
Customer relationships—net	900,000
Intangible assets—net	130,000
Deferred charges and other assets—net	87,814

Total assets	3,896,154
Accounts and notes payable	260,300
Interest payable	12,800
Income taxes payable	2,300
Accrued compensation	38,000
Accrued liabilities	84,400
Current liabilities of discontinued operations	5,500
Deferred income taxes	916,211
Pension and other post retirement obligations	193,800
Other liabilities	124,800
Non-controlling interest	77,000

Net assets to be acquired	2,181,043

Goodwill	$1,392,924

With respect to probable loss contingencies, environmental liabilities and asset retirement obligations, based on the information available to Westlake at the time of preparation of these unaudited pro forma financial statements, Westlake management has estimated that the carrying value approximates fair value.

As indicated above, Westlake has made preliminary purchase price allocations based on currently available information. The final determination of the fair value of the assets acquired and liabilities assumed is expected to be completed as soon as practicable after completion of the Merger.

The amounts allocated to assets acquired and liabilities assumed in the Merger could differ materially from the preliminary amounts presented in these unaudited pro forma financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Merger from those valuations presented in these unaudited pro forma financial statements would result in a corresponding increase in the amount of Goodwill that will result from the Merger. In addition, if the value of the acquired assets is higher than indicated, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma financial statements.

3.	PRO FORMA ADJUSTMENTS

Adjustments included in the columns labeled “Adjustments” in the unaudited pro forma financial statements are as follows:

(a)	Represents the preliminary net adjustment to cash in connection with the Merger:

Cash portion of merger consideration	$(2,288,253)
Repayment of Axiall existing debt at acquisition	(1,384,814)
Proceeds from additional borrowing, net of deferred financing costs	2,864,766
Proceeds from sale of marketable securities	525,008
Payment of transaction costs(1)	(92,000)

Pro forma adjustment	$(375,293)

(1)	The estimated remaining directly attributable Merger-related transaction costs consists of the following:

Financial advisory fees	$(74,000)
Legal fees	(8,000)
Accounting fees	(10,000)

Estimated transaction costs	(92,000)

(b)

Reflects the preliminary estimated fair value adjustment of $61,600 for inventory acquired in the Merger. The statements of operations do not reflect this amount as it is not expected to have a continuing impact on Westlake’s operations.

(c)	Represents the adjustment to property, plant and equipment to reflect the preliminary fair market value and the depreciation expense:

			Depreciation Expense
	Preliminary Fair Value	Estimated Weighted Average Life (Years)	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Land	$151,060	N/A	$—	$—
Building and improvements	99,170	25.5	973	3,892
Plant and equipment	1,477,470	12.5	29,547	118,189
Other	115,970	5.6	5,147	20,588
Construction-in-progress	114,970		—	—

Total	1,958,640		35,667	142,669
Less: Axiall historical net PP&E and depreciation expense	1,539,800		43,400	175,300

Pro forma adjustments	$418,840		$(7,733)	$(32,631)

Adjustment to Selling, general and administrative expenses			$(348)	$(1,468)
Adjustment to cost of sales			(7,385)	(31,163)

With other assumptions held constant, a 10% increase in fair value for Property, plant and equipment would increase annual pro forma depreciation expense by approximately $14,267 thousand.

(d)	Reflects the estimated adjustment to Goodwill as a result of the Merger.

The preliminary pro forma adjustment to Goodwill is calculated as follows:

Preliminary purchase price	$3,573,967
Less: fair value of net assets to be acquired	2,181,043

Total estimated Goodwill	1,392,924
Plus: Westlake historical Goodwill(1)	62,016
Less: Axiall historical Goodwill	856,200

Pro forma adjustment	$598,740

(1)	Westlake historical goodwill was previously classified as part of Intangibles—Net and has been reclassified to Goodwill

(e)	Reflects the preliminary estimated fair value adjustment to recognize identifiable intangible assets and the related amortization expense, calculated on a straight line basis:

			Amortization Expense
	Preliminary Fair Value	Useful Life (Years)	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Customer relationships	$900,000	18	$12,500	$50,000
Technology	85,000	9	2,361	9,444
Trade names	45,000	15	750	3,000

Total	1,030,000		15,611	62,444
Less: Axiall historical intangible assets, net and amortization expense	1,000,900		17,000	68,400

Subtotal(1)	$29,100		$(1,389)	$(5,956)

(1)	Represents a decrease in customer relationships of $38,900 and an increase in other intangible assets of $68,000 as shown below:

Pro Forma Fair Value Adjustment
Pro forma adjustment to customer relationships – net	$(38,900)

Reclass of Westlake historical Goodwill (2)	$(62,016)
Fair value adjustment to Intangible assets – net	68,000

Pro forma adjustment to Intangible assets – net	$5,984

(2)	Reclassification of Westlake’s historical Goodwill previously classified as Intangible assets—net.

With other assumptions held constant, a 10% increase in the fair value for amortizable intangible assets would increase annual pro forma amortization by approximately $6,244. The full amount of amortization has been recorded to selling, general and administrative expenses within the pro forma financial statements for all periods presented.

(f)	Reflects the adjustments to debt, interest expense and deferred charges:

				Interest Expense
	Gross Debt	Deferred Financing Costs	Net Financing Adjustment	Three Months Ended March 31, 2015	Year Ended December 31, 2015
Repayment of Axiall debt:(1)
Repayment of Axiall’s current debt	$(2,500)	$—	$(2,500)	$—	$—
Repayment of Axiall’s non-current debt	(1,382,314)	17,714	(1,364,600)	(16,600)	(77,300)

	$(1,384,814)	$17,714	$(1,367,100)	(16,600)	(77,300)

Entry in new financing arrangements:
Exchange Notes(1)	$1,138,000	$(5,690)	$1,132,310	13,506	54,028
Westlake Newly Issued Notes(2)	1,350,000	(10,294)	1,339,706	14,758	59,030
Dutch Term Loan(3)	150,000	(750)	149,250	—	—

	$2,638,000	$(16,734)	$2,621,266	28,264	113,058

Termination of existing revolvers:
Termination of Axiall’s existing revolver(4)	$—	$6,656	$6,656	(400)	(800)
Termination of Westlake’s existing revolver(4)	$—	1,055	1,055	(98)	(1,513)

	$—	$7,711	$7,711	(498)	(2,313)

Revolving Credit Agreement maturing in 2020(4)	$246,000	$(2,500)	$243,500	1,473	5,890

Pro forma adjustment to Interest Expense				$12,639	$39,335

Pro forma financing related adjustments – Balance Sheet
Revolving Credit Agreement deferred financing costs	$(2,500)	Write-off of Axiall’s non-current debt deferred financing costs			$(17,714)
Removal of Axiall’s Revolver deferred financing costs	6,656	Write-off of Axiall’s Revolver deferred financing costs			(6,656)
Removal of Westlake’s Revolver deferred financing costs	1,055	Write-off of Westlake’s Revolver deferred financing costs			(1,055)

Pro forma adjustment to Deferred charges and other assets-net	$5,211	Pro forma adjustment to Retained earnings			$(25,425)

Repayment of Axiall’s non-current debt	$(1,364,600)
Entry into new financing arrangements	2,621,266
Dutch Term Loan – Current	$(149,250)	Dutch Term Loan - Curent			$149,250

Revolving Credit Agreement maturing in 2020(5)	$246,000	Repayment of Axiall’s current debt			$(2,500)

Pro forma adjustment to Long term debt	$1,353,416	Pro forma adjustment to Current portion of long term debt			$146,750

(1)

In connection with the Merger, Westlake will enter into an offering (“Axiall Notes Exchange”) to exchange Axiall’s 4.625% Senior Notes due February 15, 2021 and 4.875% Senior Notes due May 15, 2023, totaling $1,138,000. Each new Westlake Exchange Note issued in exchange for an Axiall Note will have an interest rate and maturity that is identical to the interest rate and maturity of the tendered Axiall Note, as well as identical interest payment dates and redemption provisions and will accrue interest from and including the most recent interest payment date of the tendered Axiall Note. Deferred financing costs of $5,690 will be amortized on a straight line basis over the remaining terms of the notes. The interest rate for these notes has already been committed as they will be reissued at the original interest rate. This presentation assumes that all outstanding Axiall Notes will be exchanged for the Westlake Exchange Notes. The $17,714 represents the write-off of the deferred financing costs associated with the Axiall debt extinguished upon the Merger and is not reflected in the unaudited pro forma income statement as it has no continuing impact. Axiall’s existing term loan of $246,874 also will be repaid in cash.

(2)

In connection with the Merger, Westlake will enter into two new Westlake notes (“New Notes”). The New Notes will bear interest at a fixed rate estimated based on current market conditions and will be due in 2026 and 2046. Deferred financing costs of approximately $10,294 will be amortized on a straight line basis over the remaining term of the New Notes. A change of 1/8% (12.5 basis points) in the interest rate would result in a change of approximately $7,299 in annual interest expense for the New Notes.

(3)

In connection with the Merger, Westlake will enter into a short term senior secured credit facility (“Dutch Term Loan”) which we will use to partially fund the Merger. Deferred financing costs of $750 will be amortized over the remaining term of the loan. Given the short duration of the term loan (less than a year) this item does not have a continuing impact on the entity and no pro-forma adjustments have been included on the income statement.

(4)

In connection with the Merger, Westlake will enter into a new revolving credit facility agreement and concurrently terminate its existing credit facility. The new revolving credit facility agreement currently provides for a $1,000,000 facility with a borrowing base of $500,000 that matures in 5 years and accrues interest at a variable rate. A change of 1/8% (12.5 basis points) in the interest rate would result in $532 change in annual interest expense for the variable rate revolver.

(5)

In accordance with ASU 2015-3 Interest—Imputation of Interest, the deferred financing charges of $2,500 associated with this debt are recorded in Deferred charges and other assets, net on the balance sheet (refer to (m)).

(g)

Represents the adjustment for current income tax receivable and estimated deferred income tax liability to be recorded by Westlake to adjust for the estimated effects of combining Westlake’s and Axiall’s operations and impact of pre-tax pro forma adjustments, based on the blended U.S. federal and state statutory tax rates of 37% and Canadian blended federal and provincial statutory tax rates of 26%.

(h)

The historical consolidated financial statements presented herein have been adjusted by reclassifying certain line items in order to conform to the condensed combined pro forma financial statement presentation.

(i)

Pension and other post retirement obligation was increased by the amount of $28,569 to reflect the incremental balance sheet liability for Axiall’s pension and other post-retirement obligations measured using Westlake’s methodology and assumptions as of March 31, 2016. Westlake uses the discounted cash flow method in calculating service costs and interest cost while Axiall employs the weighted-average discount rate method in deriving service costs and interest cost. The changes in service costs using Westlake’s methodology and assumptions result in an increase of approximately $3,267 in pension expense for the three months ended March 31, 2016, of which $138 and $3,129 was recognized as an increase to Cost of sales and Selling, general, and administrative expenses, respectively, and an increase of approximately $3,847 in pension expense for the year ended December 31, 2015, of which $162 and $3,685 was recognized as an increase to Cost of sales and Selling, general, and administrative expenses, respectively. Additionally, $124,127 of other liabilities has been reclassified to Pension and other post-retirement obligations to conform with the condensed combined pro forma financial statement presentation (refer to (h)).

(j)	Represents the elimination of Axiall’s historical equity balances.

(k)	Represents the fair value adjustment to Axiall’s lease financing obligation associated with the Merger.

(l)

Represents the adjustment to eliminate transactions of $31,350 in Net sales and Cost of sales between Westlake and Axiall during the year ended December 31, 2015. There were no transactions between Westlake and Axiall during the three months ended March 31, 2016. Additionally, includes adjustments to depreciation expense and pension costs, as discussed in (c) and (i), respectively, as follows:

	Cost of Sales
	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Eliminate transactions between Axiall and Westlake	$—	$(31,350)
Adjustment to depreciation expense	(7,385)	(31,163)
Adjustment to pension service costs	138	162

Pro forma adjustment	$(7,247)	$(62,351)

(m)

Represents an adjustment of $67,705 to remove Westlake’s previously held investment in Axiall as of March 31, 2016 (approximately 3,100,000 shares at $21.84 per share) and a net adjustment of $5,212 for deferred financing costs as shown below:

Reversal of previously acquired shares at carrying value	$(67,705)
Removal of Axiall Existing Revolver deferred financing costs	(6,656)
Removal of Westlake Existing Revolver deferred financing costs	(1,055)
Westlake new Revolving Credit Agreement deferred financing costs	2,500

Pro forma adjustment	$(72,916)

(n)	Represents an adjustment to retained earnings comprised of the following:

Eliminate Axiall historical balance	$657,900
Deferred income taxes adjustment	20,423
Write-off of deferred financing costs(1)	(25,425)
Pension adjustments(2)	(17,998)
Estimated remaining transaction cost(3)	(92,000)
Gain on remeasurement of Axiall shares prior to Merger(4)	49,177

Pro forma adjustment	$592,077

(1)	Refer to (f) above.

(2)	Amount represents the after tax impact to retained earnings of the $28,569 incremental balance sheet liability for Axiall’s pension and other post-retirement obligations. Refer to (i) above.

(3)	Refer to (a) above.

(4)	Amount includes the $14,575 of remeasurement gains reclassified from Accumulated Other Comprehensive Loss (“AOCL”). Refer to (o) below.

(o)

Represents an adjustment to AOCL to reclassify $14,575 of remeasurement gains to retained earnings related to Westlake’s previously held investment in Axiall and to eliminate Axiall’s historical AOCL as shown below:

Eliminate Westlake gain previously recognized in AOCL	$(14,575)
Elimination of Axiall AOCL(1)	96,100

Pro forma adjustment	$81,525

(1)	Refer to (j) above.

(p)

Reflects the removal of Westlake’s non-recurring transaction related costs of $1,567 directly attributable to the Merger and incurred in the three months ended March 31, 2016. Axiall incurred $5,200 in legal and professional fees related to Westlake’s unsolicited offer and exploration of strategic alternatives. However, as the fees directly associated with the Merger cannot currently be determined, these fees are considered not factually supportable and are excluded from the pro forma adjustment.

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